Exhibit 4.30
Transfer Agreement
Party A: Shanda Computer (Shanghai) Co., Ltd., a limited liability company incorporated and duly existing under the laws of the People’ Republic of China (“PRC”) with its principal address at No. 208, Juli Road, Pudong District, Shanghai.
Party B: Dongxu Wang, a PRC citizen with ID Number of 310226751124032 and with the living address at 301, No. 6 of No. 1025 Nong, Shangcheng Road, Pudong District, Shanghai.
Party C: Ku6 (Beijing) Technology Co., Ltd., a limited liability company incorporated and duly existing under the PRC laws with its principal address at No. 6 building, Zhengtong Shidai Creation Centre, No. 18 of Xili of Xiba River, Chaoyang district, Beijing.
Whereas Party A and Party B entered into loan agreement (“Loan Agreement”) and the relevant supplementary agreements (“Supplementary Agreements”) on 12 May 2010 and in September 2009 respectively, Party B has borrowed RMB27,892,800 in total from Party A in accordance with such Loan Agreement. Now Party A intends to transfer to Party C and Party C is willing to acquire from Party A in terms of Party A’s rights and obligations under the Loan Agreement. After consultations, the three parties hereto entered into this Agreement on August 5 2010 in Pudong district, Shanghai:
1.	Party A will and agree to transfer its all rights and obligations under the Loan Agreement to Party C without any consideration.
2.	Party C agrees to acquire all the rights and obligations under the Loan Agreement in accordance with Article 1 hereof.
3.
Under the Loan Agreement, Party A is changed from Shanda Computer (Shanghai) Co., Ltd. to Ku6 (Beijing) Technology Co., Ltd.. The remaining articles of this Agreement will remain unchanged and continue to be valid.

4.	This Agreement takes into effect upon chopped by the three parties hereto.
5.
Any dispute arising from this Agreement shall be resolved though amicably consultation. In case of failing to reach a settlement through consultation, the dispute shall be submitted to the local People’s court where this Agreement is signed for a ruling.

6.	This Agreement is made in six originals. Each party holds two originals and each original has equal legal force.

Signature Page
IN WITNESS WHEREOF, the duly authorized representatives of the parties of this Agreement have caused this Agreement to be executed as of the date first written above.
Party A:
Signature:
Name:
Title:
Party B:
Signature:
Name:
Party C:
Signature:
Name:
Title: